Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-17331 and No. 333-102138) of our report dated March 23, 2007 on the consolidated financial statements of Broadway Financial Corporation, which report is included in Form 10-KSB for Broadway Financial Corporation for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLP

South Bend, Indiana
March 27, 2007